Exhibit 10.52

FORM OF EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on February 27, 2015, to be effective as of the Effective Date (as defined below) by and between Matador Resources Company, a Texas corporation (“Matador”), which is the holding company of MRC Energy Company (“MRC”), acting through its Board of Directors (the “Board”), and Van H. Singleton, II (“Employee”). For purposes of this Agreement, (i) the “Company” shall mean Matador and MRC, and (ii) the “Effective Date” shall mean February 5, 2015, or such other date as the Board and Employee may agree.

WHEREAS, the Company and Employee are parties to that certain employment agreement dated August 15, 2007 (the “Prior Agreement”);

WHEREAS, the Company and Employee desire to enter into this Agreement to supersede and replace the Prior Agreement and to set forth the terms and conditions of Employee’s employment with the Company;

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants and promises hereinafter contained, do hereby agree as follows:

1.    Employment. The Company hereby agrees to employ Employee in the capacity of Executive Vice President - Land, or in such other position or positions of the same or greater stature as the Board may direct or desire, to the extent reasonably acceptable to Employee, and Employee hereby accepts such employment, on the terms and subject to the conditions set forth herein.
2.    Duties. Employee’s principal duties and responsibilities shall be to (a) manage, generally, all of the Company’s land functions, subject to the supervision of the Chairman of the Board and Chief Executive Officer or President, (b) such other duties and responsibilities as may be more fully described in Matador’s Bylaws for his position, and such other duties consistent with his position, and (c) such other duties that are reasonably assigned to Employee from time to time by the Board, the Chairman of the Board or Chief Executive Officer. Employee agrees to perform such services and duties and hold such offices as may be reasonably assigned to him from time to time by the Board, the Chairman of the Board or Chief Executive Officer, consistent with his position, and to devote substantially his full time, energies and best efforts to the performance thereof to the exclusion of all other business activities, except reasonable and normal work for his personal affairs and estate and any other activities to which Matador may consent, and except for services to charitable, civic and/or professional organizations, to the extent such service does not materially and adversely impact Employee’s service to the Company.
3.    Term. Employee’s employment shall be under the terms and conditions of this Agreement and shall expire at the end of eighteen (18) months from the Effective Date (the “Term”), subject to earlier termination as provided herein; provided, however, that the Term shall be extended automatically at the end of each month by one additional month unless by such date Matador or Employee gives written notice to the other that the Term shall not be further extended. Such notice must indicate that it shall have the effect of preventing any further extension of the Term.

4.    Salary and Other Compensation. As compensation for the services to be rendered by Employee to the Company pursuant to this Agreement, Employee shall be paid the following compensation and other benefits:
(a)    Base Salary. Employee shall receive an annualized salary of $[____________] per year, payable in installments in accordance with the Company’s then standard payroll practices, or such higher compensation as may be established by the Company from time to time (“Base Salary”). Should Employee become “Partially Disabled,” which for purposes hereof means the inability because of any physical or emotional illness lasting no more than 90 days to perform his assigned duties under this Agreement for no less than 20 hours per week (and including any period of short term total absence due to illness or injury, including recovery from surgery, but in no event lasting more than the 90-day period of Partial Disability), and if Employee, during any period of Partial Disability, receives any periodic payments representing lost compensation under any health and accident policy or under any salary continuation insurance policy, the premiums for which have been paid by the Company, the amount of Base Salary that Employee would be entitled to receive from the Company during the period of Partial Disability shall be decreased by the amounts of such payments. Notwithstanding the foregoing, should Employee become Totally Disabled, as defined in Section 12(b), during a period of Partial Disability, the provisions in Sections 12 and 14 with respect to Total Disability shall control.
(b)    Annual Incentive Compensation. Employee shall be entitled to participate in the annual incentive plan for management maintained by Matador at a level to provide Employee with annual incentive compensation commensurate with Employee’s position and responsibilities, as determined by, and based on such performance objectives as established by the Nominating, Compensation and Planning Committee of the Board (the “NCP Committee”) and the Board, in their sole discretion.
(c)     Long-Term Incentive Compensation. Employee shall be entitled to participate in Matador’s 2012 Long-Term Incentive Plan, or such other equity incentive plan as may exist in the future, with awards under any such plan to be determined by the NCP Committee or the Board, in their discretion.
(a)    Employee Benefit Plans. Employee shall be eligible to participate, to the extent he may be eligible pursuant to the terms of any such plan, in any profit sharing, retirement, insurance or other employee benefit plan maintained by the Company for the benefit of officers and senior management of the Company, at the officer/senior management level.
5.    Life Insurance. The Company, in its discretion, may apply for and procure in its own name and for its own benefit, life insurance on the life of Employee in any amount or amounts considered advisable by the Company, and Employee shall submit to any medical or other examination and execute and deliver any application or other instrument in writing, reasonably necessary to effectuate such insurance.

6.    Expenses. The Company shall pay, or reimburse Employee, for the reasonable and necessary business expenses of Employee, to the extent incurred in accordance with all applicable expense reimbursement policies of the Company.
7.    Vacations and Leave. Employee shall be entitled to four (4) weeks paid vacation per year, to be accrued and used in accordance with the Company’s vacation policy in effect from time to time.
8.    Non-Disclosure of Confidential Information. The Company shall provide Employee Confidential Information, which Employee may use in the performance of his job duties with the Company. “Confidential Information,” whether electronic, oral or in written form, includes without limitation: all geological and geophysical reports and related data such as maps, charts, logs, seismographs, seismic records and other reports and related data, calculations, summaries, memoranda and opinions relating to the foregoing, production records, electric logs, core data, pressure data, lease files, well files and records, land files, abstracts, title opinions, title or curative matters, contract files, notes, records, drawings, manuals, correspondence, financial and accounting information, customer lists, statistical data and compilations, patents, copyrights, trademarks, trade names, inventions, formulae, methods, processes, agreements, contracts, manuals or any documents relating to the business of the Company and information or data regarding the Company’s systems, operations, business, finances, prospects, properties or prospective properties; provided, however, that Confidential Information shall not include any information that is or becomes publicly available, or is otherwise generally known in the Company’s industry, other than as a result of any disclosure by Employee that is inconsistent with his duties pursuant to this Agreement. As a material inducement to the Company to enter into this Agreement and to pay to Employee the compensation stated in Section 4, Employee covenants and agrees that he shall not, at any time during or following the term of his employment, directly or indirectly divulge or disclose for any purpose whatsoever, other than as may be required by law, any Confidential Information that has been obtained by, or disclosed to, him as a result of his employment by the Company, or use such Confidential Information for any reason other than to perform his duties pursuant to this Agreement.
9.    Non-Competition and Non-Solicitation Agreement.
(a) Employee acknowledges and agrees that the Confidential Information the Company shall provide Employee will enable Employee to injure the Company if Employee should compete with the Company. Therefore, Employee hereby agrees that during Employee’s employment, and (i) if the Company terminates Employee’s employment for Total Disability, or if Employee terminates his employment for Good Reason, then for a period of six (6) months thereafter, or (ii) if the Company terminates Employee’s employment for Just Cause, Employee terminates his employment during the Term other than for Good Reason or Employee is entitled to severance pay pursuant to Section 14(b) or Section 14(c) (other than if Employee terminates his employment for Good Reason), then for a period of twelve (12) months thereafter (the period specified in clause (i) or (ii), as applicable, being referred to herein as the “Restricted Period”), Employee shall not, without the Company’s prior written consent (which consent, in the event Employee terminates his employment for Good Reason, may not be unreasonably withheld, but in each other situation described in clauses (i) and (ii) above, may be withheld in its sole discretion), directly or indirectly: (a) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a Competing Business with Significant Assets in the Restricted Area (each as defined below), or (b) participate in a Competing Business as a manager, employee, director, officer, consultant, independent contractor, or other capacity or otherwise provide, directly or indirectly, services or assistance to a Competing Business in a position that involves input into or direction of the Competing Business’s decisions within the Restricted Area. “Competing Business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities. “Significant Assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more. “Restricted Area” means a one-mile radius of any oil and natural gas reserves held by the Company as of the end of Employee’s employment, plus any county or parish where the Company, together with its subsidiaries, has Significant Assets as of the end of Employee’s employment.

(b)    During the Restricted Period, Employee agrees on his own behalf and on behalf of his affiliates that, without the prior written consent of the Board, the Chairman of the Board or the Chief Executive Officer, they shall not, directly or indirectly, (i) solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor to the Company or its affiliates or (ii) induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with the Company or its affiliates. The Company agrees that the foregoing restriction is not intended to apply generally to companies providing services to the Company, such as rig and oilfield services providers, or lenders.

10.    Reasonableness of Restrictions
(a)    Employee has carefully read and considered the provisions of Sections 8 and 9, and, having done so, agrees that the restrictions set forth in those Sections are fair and reasonable and are reasonably required for the protection of the interests of the Company and its parent or subsidiary corporations, officers, directors, and shareholders.
(b)    In the event that, notwithstanding the foregoing, any of the provisions of Sections 8 or 9 shall be held to be invalid or unenforceable, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included therein. In the event that any provision of Sections 8 or 9 shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems reasonable and enforceable, the time period, the areas of restriction and/or related aspects deemed reasonable and enforceable by the court shall become and thereafter be the maximum restriction in such regard, and the restriction shall remain enforceable to the fullest extent deemed reasonable by such court.

(c)    Sections 8 and 9 shall survive the termination of this Agreement. If Employee is found by a court of competent jurisdiction or arbitrator to have materially violated any of the restrictions contained in Section 9, the restrictive period will be suspended and will not run in favor of Employee during such period that Employee shall have been found to be in material violation thereof.
11.    Remedies for Breach of Employee’s Covenants of Non-Disclosure, Non-Competition and Non-Solicitation. In the event of a breach or threatened breach of any of the covenants in Sections 8 or 9, then the Company shall be entitled to seek a temporary restraining order and injunctive relief restraining Employee from the commission of any breach.
12.    Termination. Employment of Employee under this Agreement may be terminated:
(a)    By Employee’s death.
(b)    If Employee is Totally Disabled. For the purposes of this Agreement, Employee is totally disabled if he is “Totally Disabled” as defined in and for the period necessary to qualify for benefits under any disability income insurance policy and any replacement policy or policies covering Employee and Employee has been declared to be Totally Disabled by the insurer.
(c)    By mutual agreement of Employee and the Company.
(d)    By the dissolution and liquidation of Matador (other than as part of a reorganization, merger, consolidation or sale of all or substantially all of the assets of Matador whereby the business of Matador is continued).
(e)    By the Company for Just Cause. This Agreement and Employee’s employment with the Company may be terminated for Just Cause at any time in accordance with Section 13. For purposes of this Agreement, “Just Cause” shall mean only the following: (i) Employee’s continued and material failure to perform the duties of his employment consistent with Employee’s position, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (ii) Employee’s failure to perform his material obligations under this Agreement, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, or a material breach by the Employee of the Company’s written policies concerning discrimination, harassment or securities trading, (iii) Employee’s refusal or failure to follow lawful directives of the Board, the Chairman of the Board and/or Chief Executive Officer, except as a result of being Partially Disabled (during any period of Partial Disability) or Totally Disabled, (iv) Employee’s commission of an act of fraud, theft, or embezzlement, (v) Employee’s indictment for or conviction of a felony or other crime involving moral turpitude, or (vi) Employee’s intentional breach of fiduciary duty; provided, however, that Employee shall have thirty (30) days after written notice from the Board (or NCP Committee) to remedy any actions alleged under subsections (i), (ii) or (iii) in the manner reasonably specified by the Board (or NCP Committee). For the avoidance of doubt, the parties acknowledge and agree that a termination by the Company for Just Cause shall have priority over the other provisions of this Section 12, and the Company shall have the right, to the extent raised by the Company within twelve (12) months following Employee’s termination, to “claw back” any benefits paid to Employee based on a termination pursuant to any other provision of this Section 12, in the event that the Company subsequently discovers the existence of facts or circumstances that would have been grounds for Employee’s termination for Just Cause; provided, however, that the foregoing shall not modify in any way Employee’s rights to dispute any termination for Just Cause, or to have any such dispute resolved by mediation or arbitration, as provided herein.
(f)    At the end of the Term.
(g)    By Employee for Good Reason. This Agreement and Employee’s employment with the Company may be terminated at any time, at the election of Employee, for Good Reason in accordance with Section 13, and such termination for Good Reason shall be treated as an involuntary separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder. As used in this Agreement, “Good Reason” shall mean (i) the assignment to Employee of duties inconsistent with the title of Executive Vice President - Land or his then-current office, or a material diminution in Employee’s then current authority, duties or responsibilities; (ii) a diminution of Employee’s then current Base Salary or other action or inaction that constitutes a material breach of this Agreement by the Company; or (iii) the relocation of Matador’s principal executive offices to a location more than thirty (30) miles from Matador’s current principal executive offices or the transfer of Employee to a place other than Matador’s principal executive offices (excepting required travel on the Company’s business). Within thirty (30) days from the date Employee knows of the actions constituting Good Reason as defined in this Section 12(g), Employee shall give the Company written notice thereof, and provide the Company with a reasonable period of time, in no event exceeding thirty (30) days, after receipt of such notice to remedy the alleged actions constituting Good Reason; provided, however, that the Company shall not be entitled to notice of, and the opportunity to remedy, the recurrence of any alleged actions (or substantially similar actions) constituting Good Reason in the event that Employee has previously provided notice of such prior alleged actions (or substantially similar actions) to the Company and provided the Company an opportunity to cure such prior actions (or substantially similar actions). In the event the Company does not cure the alleged actions, if Employee does not terminate this Agreement and his employment within sixty (60) days following the last day of the Company’s cure period, Employee shall not be entitled to terminate his employment for Good Reason based upon the occurrence of such actions; provided, however, that any recurrence of such actions (or substantially similar actions) may constitute Good Reason. Any corrective measures undertaken by the Company are solely within its discretion and do not concede or indicate agreement that the actions described in Employee’s written notice constitute Good Reason within the meaning of this Section 12(g).

(h)    By Employee other than for Good Reason. This Agreement and Employee’s employment with the Company may be terminated at any time, at the election of Employee, other than for Good Reason.
(i)    Upon a Change in Control; provided (i) Employee is terminated by the Company without Just Cause, or (ii) Employee terminates his employment with Good Reason, in either case within 30 days prior to or twelve (12) months following the Change in Control. As used in this Section 12(i) and Section 14, the term “Change in Control” shall mean a change in control event for purposes of Section 409A of the Code, as defined in Treasury Regulation Section 1.409A-3(i)(5) and any successor provision thereto, which currently is the following:
(i)    A change in ownership of Matador occurs on the date that any Person other than (1) Matador or any subsidiaries, (2) a trustee or other fiduciary holding securities under an employee benefit plan of Matador or any of its Affiliates, (3) an underwriter temporarily holding stock pursuant to an offering of such stock, or (4) a corporation owned, directly or indirectly, by the shareholders of Matador in substantially the same proportions as their ownership of Matador’s stock, acquires ownership of Matador’s stock that, together with stock held by such Person, constitutes more than 50% of the total fair market value or total voting power of Matador’s stock. However, if any Person is considered to own already more than 50% of the total fair market value or total voting power of Matador’s stock, the acquisition of additional stock by the same Person is not considered to be a Change in Control. In addition, if any Person has effective control of Matador through ownership of 30% or more of the total voting power of Matador’s stock, as described in Section 12(i), subsection (ii), below, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 12(i), subsection (i);
(ii)    Even though Matador may not have undergone a change in ownership under Section 12(i), subsection (i), above, a change in the effective control of Matador occurs on either of the following dates:
a)the date that any Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) ownership of Matador’s stock possessing 30% or more of the total voting power of Matador’s stock. However, if any Person owns 30% or more of the total voting power of Matador’s stock, the acquisition of additional control of Matador by the same Person is not considered to cause a Change in Control pursuant to this Section 12(i), subsection (ii), clause a); or

b)the date during any 12-month period when a majority of members of the Board is replaced by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; provided, however, that any such director shall not be considered to be endorsed by the Board if his or her initial assumption of office occurs as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or
(iii)    A change in the ownership of a substantial portion of Matador’s assets occurs on the date that a Person acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such Person) assets of Matador, that have a total gross fair market value equal to at least 40% of the total gross fair market value of all of Matador’s assets immediately before such acquisition or acquisitions. However, there is no Change in Control where there is such a transfer to an entity that is controlled by the shareholders of Matador immediately after the transfer, through a transfer to a) a shareholder of Matador (immediately before the asset transfer) in exchange for or with respect to Matador’s stock; b) an entity, at least 50% of the total value or voting power of the stock of which is owned, directly or indirectly, by Matador; c) a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock; or d) an entity, at least 50% of the total value or voting power of the stock of which is owned by a Person that owns, directly or indirectly, at least 50% of the total value or voting power of Matador’s outstanding stock.
(iv)    For the purposes of this definition of Change in Control only:
“Person” shall have the meaning given in Section 7701(a)(1) of the Code. Person shall include more than one Person acting as a group as defined in the Final Treasury Regulations issued under Section 409A of the Code.
(v)    As noted, the definition of Change in Control as set forth in this Section 12(i) shall be interpreted in accordance with the Treasury Regulations under Section 409A of the Code, it being the intent of the parties that this Section 12(i) shall be in compliance with the requirements of said Code Section and said Regulations. Notwithstanding the definition of Change in Control as set forth in this Section 12(i), no Change in Control shall be deemed to have occurred as a result of the sale of any equity securities by Matador in any registered public offering.

13.    Notice of Termination/Date of Termination. Termination of Employee’s employment by the Company for Just Cause or by Employee for Good Reason or other than for Good Reason shall be accompanied by written notice of the reason for such termination. Such notice shall indicate a specific termination provision in this Agreement which is relied upon, describe the basis for such termination, if any, and the Date of Termination. If Employee’s employment is terminated by Employee other than for Good Reason, the Date of Termination shall be not less than thirty (30) days following such written notice. As used in this Agreement, “Date of Termination” shall mean a “Separation from Service” as defined in Section 16 hereof.
14.    Payments With Respect to Termination; Vesting of Equity Incentive Awards. Payments to Employee upon termination shall be limited to the following:
(a)    If Employee’s employment is terminated by the Company upon death pursuant to Section 12(a), Total Disability pursuant to Section 12(b), mutual agreement pursuant to Section 12(c), dissolution and liquidation pursuant to Section 12(d), for Just Cause pursuant to Section 12(e), at the end of the Term pursuant to Section 12(f), or by Employee other than for Good Reason pursuant to Section 12(h), Employee shall be entitled to all arrearages of Base Salary, accrued but unused vacation and expenses as of the Date of Termination (the “Accrued Obligations”) payable in accordance with the Company’s customary payroll practices, plus (unless Employee’s employment is terminated by the Company for Just Cause or by Employee other than for Good Reason) an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, pro-rated based on the number of complete or partial months of Employee’s employment during the calendar year in which his employment terminates payable in a lump sum, subject to Section 16(b), on the sixtieth (60th) day following the Date of Termination, but shall not be entitled to further compensation.
(b)    If Employee’s employment is terminated by the Company for a reason other than as described in Section 14(a) or (c), or is terminated by Employee for Good Reason pursuant to Section 12(g), the Company shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with the Company’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal to one and one-half (1.5) times his then-current Base Salary as of the Date of Termination, plus one and one-half (1.5) times an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, subject to Section 16(b), on the sixtieth (60th) day following the Date of Termination. Employee shall have no obligation to seek other employment, and any income so earned shall not reduce the foregoing amounts.
(c)    If in contemplation of or following a Change in Control pursuant to Section 12(i), Employee’s employment is terminated by the Company without Just Cause or is terminated by Employee with Good Reason, the Company shall (i) pay to Employee all Accrued Obligations as required under applicable wage payment laws and in accordance with the Company’s customary payroll practices, and (ii) subject to Employee’s compliance with Sections 8 and 9, pay to Employee severance pay in an amount equal three (3) times the then-current Base Salary as of the Date of Termination, plus three (3) times an amount equal to the average annual amount of all bonuses paid to Employee with respect to the prior two (2) calendar years, in a lump sum, (A) on the date which immediately follows six (6) months from the Date of Termination or, if earlier, (B) within thirty (30) days of Employee’s death, with the exact date of payment after Employee’s death to be determined by the Company. Immediately prior to such termination of employment, as contemplated in the prior sentence, all unvested equity incentive awards held by Employee shall vest, and the forfeiture provisions with respect to any such awards that are subject to forfeiture will terminate. Employee shall have no obligation to seek other employment and any income so earned shall not reduce the foregoing amounts.
(d)    Except with respect to any Accrued Obligations, which shall be paid in accordance with Section 14, as a condition to receiving any other payment under Section 14, and to the extent that Employee is then living and not prevented from executing a release of claims due to any disability, Employee shall execute (and not revoke) a release of claims in a form reasonably satisfactory to the Company (which release shall be provided to Employee within five (5) business days following the Date of Termination and must be returned to the Company (and not revoked) within forty-five (45) days following the Date of Termination). If Employee fails or otherwise refuses to execute and not revoke a release of claims within forty-five (45) days following the Date of Termination, and in all events prior to the date on which such other payment is to be first paid to him, Employee shall not be entitled to any such other payment, except as required by applicable wage payment laws, until Employee executes and does not revoke for forty-five (45) days, a release of claims.
15.    Timing of Payments with Respect to Termination. In the event that, without the express or implied consent of Employee, the Company fails to make, either intentionally or unintentionally, any payment required pursuant to Section 14 at the time such payment is so required, and in addition to any other remedies that might be available to Employee under this Agreement or applicable law, including compliance with the requirements of Section 409A of the Code regarding disputed payments and refusals to pay, the Company and Employee agree that the unpaid amount of any such required payment shall increase by five percent (5%) per month for each month, or portion thereof, during which such payment is not made. The Company and Employee agree that any such increase is not interest, but is for purposes of compensating Employee for certain costs and expenses anticipated to be incurred by Employee in the event that any such payment is not made when required, the actual amounts of which are difficult to estimate. Notwithstanding the foregoing, in the event that any such amount is held to be interest, Employee shall not be entitled to charge, receive or collect, nor shall amounts received hereunder be credited so that Employee shall be paid, as interest a sum greater than interest at the Maximum Rate (as defined below). It is the intention of the Company and Employee that this Agreement shall comply with applicable law. If Employee is deemed to have charged or received anything of value which is deemed to be interest under applicable law, and if such interest is deemed to exceed the maximum lawful amount, any amount which exceeds interest at the Maximum Rate shall be applied to other amounts that might be owed to Employee by the Company or its affiliates, whether under this Agreement or otherwise, and if there are no such other amounts owed to Employee by the Company or its affiliates, any remaining excess shall be paid to the Company. In determining whether any such deemed interest exceeds interest at the Maximum Rate, the total amount of interest shall be spread, prorated and amortized throughout the entire time during which such payment is due, until payment in full. The term “Maximum Rate” means the maximum nonusurious rate of interest per annum permitted by whichever of applicable United States federal law or Texas law permits the higher interest rate, including to the extent permitted by applicable law, any amendments thereof hereafter or any new law hereafter coming into effect to the extent a higher Maximum Rate is permitted thereby.
16.    Other Termination Provisions.
(a)    Separation from Service. Notwithstanding anything to the contrary in this Agreement, with respect to any amounts payable to Employee under this Agreement that are treated as “non-qualified deferred compensation” subject to Section 409A of the Code in connection with a termination of Employee’s employment, in no event shall a termination of employment occur under this Agreement unless such termination constitutes a Separation from Service. “Separation from Service” shall mean Employee’s “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.
(b)    Section 409A Compliance. Notwithstanding anything contained in this Agreement to the contrary, to the maximum extent permitted by applicable law, amounts payable to Employee pursuant to Section 14 shall be made in reliance upon Treasury Regulation Section 1.409A-1(b)(9) (Separation Pay Plans) or Treasury Regulation Section 1.409A-1(b)(4) (Short-Term Deferrals). However, to the extent any such payments are treated as non-qualified deferred compensation subject to Section 409A of the Code, then if Employee is deemed at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, then to the extent delayed commencement of any portion of the benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (i) the expiration of the six-month period measured from the date of Employee’s Separation from Service or (ii) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 16(b) shall be paid in a lump sum to Employee. The determination of whether Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

(c)    Section 280G Treatment.
(i)    (A) In the event it is determined that any payment, distribution or benefits of any type by the Company to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Change in Control Payments”), constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, the Company will provide Employee with a computation of (1) the maximum amount of the Change in Control Payments that could be made, without the imposition of the excise tax imposed by Section 4999 of the Code (said maximum amount being referred to as the “Capped Amount”); (2) the value of the Change in Control Payments that could be made pursuant to the terms of this Agreement (all said payments, distributions and benefits being referred to as the “Uncapped Amount”); (iii) the dollar amount of the excise tax (if any) including any interest or penalties with respect to such excise tax which Employee would become obligated to pay pursuant to Section 4999 of the Code as a result of receipt of the Uncapped Amount (the “Excise Tax Amount”); and (iv) the net value of the Uncapped Amount after reduction by the Excise Tax Amount and the estimated income taxes payable by Employee on the difference between the Uncapped Amount and the Capped Amount, assuming that Employee is paying the highest marginal tax rate for state, local and federal income taxes (the “Net Uncapped Amount”).
(B)    If the Capped Amount is greater than the Net Uncapped Amount, Employee shall be entitled to receive or commence to receive payments equal to the Capped Amount; or if the Net Uncapped Amount is greater than the Capped Amount, Employee shall be entitled to receive or commence to receive payments equal to the Uncapped Amount. If Employee receives the Uncapped Amount, then Employee shall be solely responsible for the payment of all income and excise taxes due from Employee and attributable to such Uncapped Amount, with no right of additional payment from the Company as reimbursement for any taxes.

(ii)    All determinations required to be made under Section 16(c)(i)(A) shall be made in writing by the independent accounting firm agreed to by the Company and Employee on the date of the Change in Control (the “Accounting Firm”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by Section 16(c)(i)(A), the Accounting Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accounting Firm such information and documents as it reasonably may request in order to make determinations under Section 16(c)(i)(A). If the Accounting Firm determines that no Excise Tax Amount is payable by Employee, it shall furnish Employee with an opinion that he has substantial authority not to report any excise tax pursuant to Section 4999 of the

Code on his federal income tax return. The Company shall bear all costs the Accounting Firm may reasonably incur in connection with any calculations contemplated by Section 16(c)(i)(A).

(iii)    (A) If the computations and valuations required to be provided by the Company to Employee pursuant to Section 16(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code or if Section 409A of the Code is determined to apply to all or any part of the payments to which Employee or his survivors may be entitled under this Agreement and as a result of such audit or determination, (1) the amount of cash and the benefits provided for in Section 16(c)(i) remaining to Employee after completion of such audit or determination is less than (2) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in Section 16(c)(i)(A) (the difference between (1) and (2) being referred to as the “Shortfall Amount”), then Employee shall be entitled to receive an additional payment (an “Indemnification Payment”) in an amount such that, after payment by Employee of all taxes (including additional excise taxes under said Section 4999 of the Code and any interest and penalties imposed with respect to any taxes) imposed upon the Indemnification Payment and all reasonable attorneys’ and accountants’ fees incurred by Employee in connection with such audit or determination, Employee retains an amount of the Indemnification Payment equal to the Shortfall Amount. The Company shall pay the Indemnification Payment to Employee in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(B) If the computations and valuations required to be provided by the Company to Employee pursuant to Section 16(c)(i)(A) are on audit challenged by the Internal Revenue Service as having been performed in a manner inconsistent with the requirements of Sections 280G and 4999 of the Code and as a result of such audit or determination, (1) the amount of cash and the benefits which were paid or provided to Employee on the basis of the calculations provided for in Section 16(c)(i)(A) is greater than (2) the amount of cash and the benefits provided for in Section 16(c)(i) payable to Employee after completion of such audit or determination (the difference between (1) and (2) being referred to as the “Excess Amount”), then Employee shall repay to the Company the Excess Amount in a lump sum cash payment within thirty (30) days of the completion of such audit or determination.

(C)    Notwithstanding the foregoing provisions of this Section 16(c)(iii), (1) any payment made to or on behalf of Employee which relates to taxes imposed on Employee shall be made not later than the end of the calendar year next following the calendar year in which such taxes are remitted by or on behalf of Employee, and (2) any payment made to or on behalf of Employee which relates to reimbursement of expenses incurred due to a tax audit or litigation addressing the existence or amount of a tax liability shall be made by the end of the calendar year following the calendar year in which the taxes that are the subject of the audit or litigation are remitted to the taxing authority, or where as a result of such audit or litigation no taxes are remitted, the end of the calendar year following the calendar year in which the audit is completed or there is a final and non-appealable settlement or other resolution of the litigation, whichever is the last event to occur.

(d)    Termination by Employee Other than for Good Reason. If at any time Employee terminates his employment other than for Good Reason, Employee shall have no further obligation to the Company other than the provisions of Sections 8, 9, 14(d), 16(c)(iii)(B) and 21.

17.    In-Kind Benefits and Reimbursements. Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any tax year of Employee shall not affect in-kind benefits or reimbursements to be provided in any other tax year of Employee and are not subject to liquidation or exchange for another benefit. Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by Employee and, if timely submitted, reimbursement payments shall be made to Employee as soon as administratively practicable following such submission, but in no event later than the last day of Employee’s taxable year following the taxable year in which the expense was incurred. In no event shall Employee be entitled to any reimbursement payments after the last day of Employee’s taxable year following the taxable year in which the expense was incurred. This paragraph shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to Employee.
18.    Section 409A; Separate Payments. This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (a) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (b) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties. In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), each payment that Employee may be eligible to receive under this Agreement shall be treated as a separate and distinct payment.
19.    Indemnification. Matador shall indemnify Employee to the extent permitted pursuant to the Certificate of Formation of Matador, the Bylaws of Matador and any indemnification agreement between Matador and Employee that may be in effect from time to time during the Term, the terms of which are incorporated herein by reference.

20.    Resignation Upon Termination. In the event of termination of Employee’s employment for any reason, Employee hereby shall be deemed upon such termination to have immediately resigned from all positions held in the Company, including without limitations any position as a director, officer, agent, trustee or consultant of the Company or any affiliate of the Company and shall execute all documents reasonably necessary to further effectuate or document such resignation from such positions.
21.    Cooperation. During and after Employee’s employment with the Company, Employee shall cooperate fully with the Company in the defense or prosecution of all claims or actions now in existence or which may be brought in the future against or on behalf of the Company or its affiliates. Employee’s full cooperation in connection with such claims or actions shall include, but shall not be limited to, being available to meet with counsel to the Company and/or its affiliates to prepare for discovery, trial or alternative dispute resolution proceedings, and to act as a witness on behalf of the Company and its affiliates. During and after Employee’s employment, Employee shall cooperate with the Company and its affiliates in connection with any investigation or review by any federal, state or local regulatory authority. In addition, during and after Employee’s employment with the Company, Employee shall assist the Company in all reasonably requested transition efforts in connection with Employee’s separation from the Company or the transfer of duties or responsibilities from Employee, including but not limited to execution and delivery of all documents that the Company reasonably requests to be signed by Employee. The Company shall (a) pay Employee an amount equal to his Base Salary in effect immediately prior to his termination of employment, but in any case not to exceed $1,500 per day, pro rated based on the number of days (and further pro rated for any partial day) that Employee is required to perform the foregoing obligations, and (b) reimburse Employee for any reasonable out-of-pocket expenses incurred by Employee in connection therewith.
22.    Waiver. A party’s failure to insist on compliance or enforcement of any provision of this Agreement, shall not affect the validity or enforceability or constitute a waiver of future enforcement of that provision or of any other provision of this Agreement by that party or any other party.
23.    Governing Law; Venue; Arbitration. This Agreement shall in all respects be subject to, and governed by, the laws of the State of Texas.
    (a)    Injunctive Relief. The Company and Employee agree and consent to the personal jurisdiction of the state and local courts of Dallas County, Texas and/or the United States District Court for the Northern District of Texas in the event that the Company or Employee seeks injunctive relief with respect to any provision hereof, and that those courts, and only those courts, shall have jurisdiction with respect thereto. The Company and Employee also agree that those courts are convenient forums for the parties and for any potential witnesses and that process issued out of any such court or in accordance with the rules of practice of that court may be served by mail or other forms of substituted service to the Company at the address of its principal executive offices and to Employee at his last known address as reflected in the Company’s records.

(b)    All Other Disputes. In the event of any dispute, claim, question or disagreement relating to this Agreement, other than one for which the Company or Employee seeks injunctive relief, the parties shall use their best efforts to settle the dispute, claim, question or disagreement. To this effect, they shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If such a dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association (the “AAA”) under its Commercial Mediation Rules before resorting to arbitration or some other dispute resolution procedure. If the parties do not reach such solution through negotiation or mediation within a period of sixty (60) days after a claim is first made by a party, then, upon notice by either party to the other, all disputes, claims, questions or disagreements shall be finally settled by arbitration administered by the AAA in accordance with the provisions of its Commercial Arbitration Rules. The arbitrator shall be selected by agreement of the parties or, if they do not agree on an arbitrator within thirty (30) days after either party has notified the other of his or its desire to have the question settled by arbitration, then the arbitrator shall be selected pursuant to the procedures of the AAA, with such arbitration taking place in Dallas, Texas. The determination reached in such arbitration shall be final and binding on all parties. Enforcement of the determination by such arbitrator may be sought in any court of competent jurisdiction.
24.    Substantially Prevailing Party. The substantially prevailing party in any legal proceeding, including mediation and arbitration, based upon this Agreement shall be entitled to reasonable attorneys’ fees and costs, in addition to any other damages and relief allowed by law, from the substantially non-prevailing party; provided, however, that the maximum amount of fees and costs of all parties for which Employee shall be liable shall be $100,000.
25.    Severability. The invalidity or unenforceability of any provision in the Agreement shall not in any way affect the validity or enforceability of any other provision and this Agreement shall be construed in all respects as if such invalid or unenforceable provision had never been in the Agreement.
26.    Notice. Any and all notices required or permitted herein shall be deemed delivered if delivered personally or if mailed by registered or certified mail to the Company at its principal place of business and to Employee at the address hereinafter set forth following Employee’s signature, or at such other address or addresses as either party may hereafter designate in writing to the other.
27.    Assignment. This Agreement, together with any amendments hereto, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, heirs and personal representatives, except that the rights and benefits of either of the parties under this Agreement may not be assigned without the prior written consent of the other party.
28.    Amendments. This Agreement may be amended at any time by mutual consent of the parties hereto, with any such amendment to be invalid unless in writing, signed by Matador and Employee.

29.    Entire Agreement. This Agreement, along with the Company’s employee handbook, as it may be amended from time to time, to the extent it does not specifically conflict with any provision of this Agreement, contains the entire agreement and understanding by and between Employee and the Company with respect to the employment of Employee, and no representations, promises, agreements, or understandings, written or oral, relating to the employment of Employee by the Company not contained herein, including without limitation the Prior Agreement, shall be of any force or effect .
30.    Burden and Benefit. This Agreement shall be binding upon, and shall inure to the benefit of, the Company and Employee, and their respective heirs, personal and legal representatives, successors, and assigns.
31.    References to Gender and Number Terms. In construing this Agreement, feminine or number pronouns shall be substituted for those masculine in form and vice versa, and plural terms shall be substituted for singular and singular for plural in any place where the context so requires.
32.    Headings. The various headings in this Agreement are inserted for convenience only and are not part of the Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Company and Employee have duly executed this Agreement to be effective as of the Effective Date.

MATADOR RESOURCES COMPANY

By:
Joseph Wm. Foran
Chairman of the Board and Chief Executive Officer

Address for Notice:

One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240
Attention: Board of Directors

EMPLOYEE:

Van H. Singleton, II, individually

Address for Notice:

__________________________________
__________________________________

Signature Page

(FORM)
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (this “Agreement”) is entered into by Matador Resources Company, a Texas corporation (“Matador” or the “Company”), and [ ] (“Employee”) as of (the “Agreement Date”). Matador and Employee are referred to as the “Parties.” This Agreement cancels and supersedes all prior agreements relating to Employee’s employment with Matador except as provided in this Agreement.
WHEREAS, Matador and Employee entered into an Employment Agreement as of _______, 2014 (the “Employment Agreement”). This Agreement is entered into by and between Employee and Matador pursuant to the Employment Agreement;
WHEREAS, because of Employee’s employment as an employee of Matador, Employee has obtained intimate and unique knowledge of all aspects of Matador’s business operations, current and future plans, financial plans and other confidential and proprietary information;
WHEREAS, Employee’s employment with Matador and all other positions, if any, held by Employee in Matador or any of its subsidiaries or affiliates, including officer positions, terminated effective as of [DATE] (the “Separation Date”); and
WHEREAS, except as otherwise provided herein, the Parties desire to finally, fully and completely resolve all disputes that now or may exist between them, including, but not limited to those concerning the Employment Agreement (except for the post-termination obligations contained in the Employment Agreement), Employee’s job performance and activities while employed by Matador and Employee’s hiring, employment and separation from Matador, and all disputes over benefits and compensation connected with such employment;
NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.    End of Employee’s Employment. Employee’s employment with Matador terminated on the Separation Date.
2.    Certain Payments and Benefits.
(a)    Accrued Obligations. In accordance with Matador’s customary payroll practices, Matador shall pay Employee for all unpaid salary, unreimbursed business expenses, and any accrued but unused vacation through the Separation Date (“Accrued Obligations”).
(b)    Separation Payments. Subject to Employee’s consent to and fulfillment of Employee’s obligations in this Agreement and, if applicable pursuant to the Section 14(b) or (c) of the Employment Agreement, Employee’s post-termination obligations in Sections 8 and 9 of the Employment Agreement, and provided that

Employee does not revoke this Agreement pursuant to Section 12 hereof, Matador shall pay Employee the amount of $[AMOUNT], minus normal payroll withholdings and taxes (“Separation Payment”), payable as provided in the Employment Agreement. The Separation Payment will not be treated as compensation under Matador’s 401(k) Plan or any other retirement plan.
(c)    Waiver of Additional Compensation or Benefits. Other than the compensation and payments provided for in this Agreement and the post-termination benefits provided for in the Employment Agreement, Employee shall not be entitled to any additional compensation, benefits, payments or grants under any agreement, benefit plan, severance plan or bonus or incentive program established by Matador or any of Matador’s affiliates, other than any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. [TO BE MODIFIED, IF APPLICABLE, FOR OTHER BENEFITS.] Employee agrees that the release in Section 3 covers any claims Employee might have regarding Employee’s compensation, bonuses, stock options or grants and any other benefits Employee may or may not have received during Employee’s employment with Matador.

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3.    General Release and Waiver. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by Employee, Employee, on Employee’s own behalf and on behalf of Employee’s agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”) hereby fully releases, remises, acquits and forever discharges Matador and all of its affiliates, and each of their respective past, present and future officers, directors, shareholders, equity holders, members, partners, agents, employees, consultants, independent contractors, attorneys, advisers, successors and assigns (collectively, the “Released Parties”), jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to Employee’s employment with Matador or its affiliates or the termination of that employment or any circumstances related thereto, or (except as otherwise provided below) any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under the Age Discrimination in Employment Act (“ADEA”), the Americans with Disabilities Act, as amended, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, Title VII of the United States Civil Rights Act of 1964, 42 U.S.C. § 1981, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Sarbanes-Oxley Act, the Genetic Information Nondiscrimination Act, the Lily Ledbetter Act, the Texas Commission on Human Rights Act, the Texas Payday Law, the Texas Labor Code or any other applicable federal, state or local employment statute, law or ordinance, including, without limitation, any disability claims under any such laws, claims for wrongful discharge, claims arising under state law, contract claims including breach of express or implied contract, alleged tortious conduct, claims relating to alleged fraud, breach of fiduciary duty or reliance, breach of implied covenant of good faith and fair dealing, and any other claims arising under state or federal law, as well as any expenses, costs or attorneys’ fees. Employee further agrees that Employee will not file or permit to be filed on Employee’s behalf any such claim. Notwithstanding the preceding sentence or any other provision of this Agreement, this release is not intended to interfere with Employee’s right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”), or other comparable agency, in connection with any claim Employee believes Employee may have against Matador or its affiliates. However, by executing this Agreement, Employee hereby waives the right to recover in any proceeding Employee may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on Employee’s behalf. This release shall not apply to any of Matador’s obligations under this Agreement or post-termination obligations under the Employment Agreement, any vested retirement plan benefits, any vested equity grants or COBRA continuation coverage benefits. [TO BE MODIFIED, IF APPLICABLE, FOR OTHER SURVIVING ARRANGEMENTS.] Employee acknowledges that certain of the

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payments and benefits provided for in Section 2 of this Agreement constitute good and valuable consideration for the release contained in this Section 3.
4.    Return of Matador Property. Within 7 days of the Agreement Date, Employee shall, to the extent not previously returned or delivered: (a) return all equipment, records, files, programs or other materials and property in Employee’s possession which belongs to Matador or any of its affiliates, including, without limitation, all computers, printers, laptops, personal data assistants, cell phones, credit cards, keys and access cards; and (b) deliver all original and copies of Confidential Information (as defined in the Employment Agreement) in Employee’s possession and notes, materials, records, plans, technical data or other documents, files or programs (whether stored in paper form, computer form, digital form, electronically or otherwise) in Employee’s possession that contain Confidential Information. By signing this Agreement, Employee represents and warrants that Employee has not retained and has or will timely return and deliver all the items described or referenced in subsections (a) or (b) above; and, that should Employee later discover additional items described or referenced in subsections (a) or (b) above, Employee will promptly notify Matador and return/deliver such items to Matador.
5.    Non-Disparagement. Employee agrees that Employee will not, directly or indirectly, disclose, communicate, or publish any disparaging information concerning Matador or the Released Parties, or cause others to disclose, communicate, or publish any disparaging information concerning the same. Matador, on its own behalf and on behalf of its officers and directors, agrees that they will not, directly or indirectly, disclose, communicate or publish any disparaging information concerning Employee, or cause others to disclose, communicate, or publish any disparaging information concerning Employee. Notwithstanding the foregoing, the provisions of this Section shall not apply with respect to any charge filed by Employee with the EEOC or other comparable agency or in connection with any proceeding with respect to any claim not released by this Agreement.
6.    Not An Admission of Wrongdoing. This Agreement shall not in any way be construed as an admission by either Party of any acts of wrongdoing, violation of any statute, law or legal or contractual right.
7.    Voluntary Execution of the Agreement. Employee and Matador represent and agree that they have had an opportunity to review all aspects of this Agreement, and that they fully understand all the provisions of the Agreement and are voluntarily entering into this Agreement. Employee further represents that Employee has not transferred or assigned to any person or entity any claim involving Matador or any portion thereof or interest therein.
8.    Ongoing Obligations. Employee reaffirms and understands Employee’s ongoing obligations in the Employment Agreement, including Sections 8, 9, 10, 11 and 21.
9.    Binding Effect. This Agreement shall be binding upon Matador and upon Employee and Employee’s heirs, administrators, representatives, executors, successors and assigns and Matador’s representatives, successors and assigns. In the event of Employee’s death, this Agreement shall operate in favor of Employee’s estate and all payments, obligations and consideration will continue to be performed in favor of Employee’s estate.

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10.    Severability. Should any provision of this Agreement be declared or determined to be illegal or invalid by any government agency or court of competent jurisdiction, the validity of the remaining parts, terms or provisions of this Agreement shall not be affected and such provisions shall remain in full force and effect.
11.    Entire Agreement. Except for the post-termination obligations in the Employment Agreement, any vested retirement plan benefits, any equity grant agreements and COBRA continuation coverage benefits [TO BE MODIFIED, IF APPLICABLE, FOR OTHER SURVIVING ARRANGEMENTS.], this Agreement sets forth the entire agreement between the Parties, and fully supersedes any and all prior agreements, understandings, or representations between the Parties pertaining to Employee’s employment with Matador, the subject matter of this Agreement or any other term or condition of the employment relationship between Matador and Employee. Employee represents and acknowledges that in executing this Agreement, Employee does not rely, and has not relied, upon any representation(s) by Matador or its agents except as expressly contained in this Agreement or the Employment Agreement. Employee and Matador agree that they have each used their own judgment in entering into this Agreement.
12.    Knowing and Voluntary Waiver. Employee, by Employee’s free and voluntary act of signing below, (i) acknowledges that Employee has been given a period of twenty-one (21) days to consider whether to agree to the terms contained herein, (ii) acknowledges that Employee has been advised to consult with an attorney prior to executing this Agreement, (iii) acknowledges that Employee understands that this Agreement specifically releases and waives all rights and claims Employee may have under the ADEA, prior to the date on which Employee signs this Agreement, and (iv) agrees to all of the terms of this Agreement and intends to be legally bound thereby. The Parties acknowledge and agree that each Party has reviewed and negotiated the terms and provisions of this Agreement and has contributed to its preparation (with advice of counsel). Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both Parties and not in favor of or against either Party, regardless of which Party generally was responsible for the preparation of this Agreement.
This Agreement will become effective, enforceable and irrevocable on the eighth day after the date on which it is executed by Employee (the “Effective Date”). During the seven-day period prior to the Effective Date, Employee may revoke Employee’s agreement to accept the terms hereof by giving notice to Matador of Employee’s intention to revoke. If Employee exercises Employee’s right to revoke hereunder, Employee shall not be entitled, except as required by applicable wage payment laws, including but not limited to the Accrued Obligations, to any payment hereunder until Employee executes and does not revoke a comparable release of claims, and to the extent such payments or benefits have already been made, Employee agrees that Employee will immediately reimburse Matador for the amounts of such payments and benefits to which he is not entitled.

13.    Notices. All notices and other communications hereunder will be in writing. Any notice or other communication hereunder shall be deemed duly given if it is delivered personally

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or sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth:
If to Employee:
[EMPLOYEE]
[EMPLOYEE ADDRESS]
If to Matador:
Matador Resources Company
One Lincoln Centre
5400 LBJ Freeway, Suite 1500
Dallas, TX 75240
Attention: Board of Directors
Any Party may change the address to which notices and other communications are to be delivered by giving the other Party notice.

14.    Governing Law; Venue; Arbitration. This section of the Agreement shall be governed by Section 23 of the Employment Agreement.
15.    Counterparts. This Agreement may be executed in counterparts, each of which when executed and delivered (which deliveries may be by facsimile or other electronic method of delivery) shall be deemed an original and all of which together shall constitute one and the same instrument.
16.    No Assignment of Claims. Employee represents and agrees that Employee has not transferred or assigned, to any person or entity, any claim involving Matador, or any portion thereof or interest therein.
17.    No Waiver. This Agreement may not be waived, modified, amended, supplemented, canceled or discharged, except by written agreement of the Parties. Failure to exercise and/or delay in exercising any right, power or privilege in this Agreement shall not operate as a waiver. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between or among the Parties.
I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THE FOREGOING AGREEMENT, THAT I UNDERSTAND ALL OF ITS TERMS AND THAT I AM RELEASING CLAIMS AND THAT I AM ENTERING INTO IT VOLUNTARILY.

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AGREED TO BY:

[EMPLOYEE]	Date

STATE OF TEXAS

COUNTY OF
Before me, a Notary Public, on this day personally appeared , known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledges to me that he has executed this Agreement on behalf of himself and his heirs, for the purposes and consideration therein expressed.
Given under my hand and seal of office this day of ___________, 20__ .

Notary Public in and for the State of Texas
(PERSONALIZED SEAL)

MATADOR RESOURCES COMPANY

By:
Title:

Date:
Before me, a Notary Public, on this day personally appeared , known to me to be the person and officer whose name is subscribed to the foregoing instrument and acknowledged to me that the same was the act of , and that he has executed the same on behalf of said corporation for the purposes and consideration therein expressed, and in the capacity therein stated.

STATE OF TEXAS

COUNTY OF
Given under my hand and seal of office this day of ___________, 20__ .

Notary Public in and for the State of Texas
(PERSONALIZED SEAL)

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